EXHIBIT 16.1 TO FORM 8-K

June 16, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated June 17, 2009, of Overseas Shipholding Group, Inc. and are in agreement with the statements contained in the second and third paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/Ernst & Young LLP